news release
QLT ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER
Company Expects to acquire 13 million shares at US$8.00 per share.

For Immediate Release	September 11, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., Eastern Time, on Friday, September 8, 2006.
Based on the preliminary count by the depositary for the tender offer, QLT expects to purchase for cancellation 13 million shares of its common stock at a price of US$8.00 per share, for a total cost of US$104 million. These shares represent approximately 14.7% of the shares outstanding as of September 8, 2006. Shareholders who deposited common shares to the tender offer will have approximately 96.5% of their common shares deposited purchased for cancellation, subject to certain limited exceptions. After the repurchase, approximately 75.2 million common shares will remain outstanding.
QLT and the depositary expect that the exact number of common shares to be taken up and paid for under the offer will be determined on or before September 15, 2006. Payment for common shares tendered and accepted for purchase will be made promptly thereafter. The common shares not purchased, including shares invalidly deposited, will be returned as promptly as possible.
Merrill Lynch & Co. and BMO Capital Markets served as dealer managers for the tender offer. Georgeson Shareholder Communications Inc. served as information agent and Computershare Investor Services Inc. served as the depositary. For questions and information about the tender offer, please contact the information agent, Georgeson Shareholder Communications Inc., toll free at (866) 533-2948.
About QLT
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of QLT common stock. The full details of the tender offer are described in the Company’s Tender Offer Statement on Schedule TO, offer to purchase, issuer bid circular, and other related materials filed by QLT with the U.S. Securities and Exchange Commission.
Certain statements in this press release constitute “forward-looking statements” and “forward-looking information” of QLT, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially, including but not limited to the factor that our intention to purchase our common shares may be impacted by market factors and our operating results, and by other factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.